UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

drugstore.com, inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a(6)(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

February [    ], 2009

Dear Stockholder:

You are cordially invited to attend drugstore.com, inc.’s Special Meeting of stockholders to be held on Thursday, March 5, 2009, at 10:00 a.m., Pacific time, at our principal executive offices, located at 411 108th Avenue N.E., Bellevue, Washington 98004.

At the Special Meeting, our stockholders will be asked to approve the drugstore.com, inc. 2008 Equity Incentive Plan and the number of shares reserved for issuance under the plan. The plan was originally approved by our stockholders at our Annual Meeting on June 12, 2008. We recently discovered, however, that due to a technical error in determining the stockholders entitled to vote on the 2008 plan, the original stockholder approval may not be valid for all purposes of applicable laws and listing requirements. Therefore, we are again seeking approval of the 2008 plan. The plan has not been changed since receiving stockholder approval on June 12, 2008, and all terms and conditions of the plan, the material portions of which are described later in this proxy statement, are identical to those that were originally approved.

Like most technology companies, we provide equity compensation to our employees as an incentive to increase long-term stockholder value and to align the interests of our employees with those of our stockholders. We believe that our equity compensation programs help us to attract and retain talented and highly-skilled individuals to serve as employees. We also believe that equity compensation plans motivate high levels of performance and create incentives that reward the contributions of our employees to our success and to increased shareholder value.

The approval of the 2008 Equity Incentive Plan is necessary if we are to continue to make equity compensation a key part of our employees’ total compensation, as has been the case since our inception. If the 2008 Equity Incentive Plan is not approved at the Special Meeting, we believe that our ability to attract and retain talented employees will be seriously affected, and in turn, we believe our long-term success may suffer. Our competitors would gain an important advantage in the competition for the best industry talent.

For more information regarding this proposal, I urge you to read the accompanying proxy statement carefully.

Our board of directors unanimously recommends that you vote FOR this proposal.

Your participation and vote are important. Even if you plan to attend the Special Meeting in person, please complete, sign, date, and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope or use the instructions on your proxy card to use telephone or Internet voting to vote your shares. Doing so will not limit your right to attend or vote at the Special Meeting. Only stockholders of record at the close of business on February 11, 2009 are entitled to vote on the proposed action.

Thank you for your support of drugstore.com.

Sincerely,

Dawn G. Lepore President, Chief Executive Officer and Chairman of the Board

The proxy statement and the accompanying proxy card are first being mailed to stockholders on or about February [    ], 2009. The proxy statement is available at www.investor.drugstore.com.

The information in this preliminary proxy statement is not complete and may be changed. On or about February 23, 2009, we will mail a definitive proxy statement and proxy card to all stockholders entitled to vote at the Special Meeting.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

March [5], 2009

To the stockholders of

drugstore.com, inc.:

A Special Meeting of stockholders of drugstore.com, inc., a Delaware corporation, will be held on Thursday, March 5, 2009, at 10:00 a.m., Pacific time, at our principal executive offices, located at 411 108th Avenue N.E., Bellevue, Washington 98004.

The Special Meeting will be held for the following purposes, as more fully described in the accompanying proxy statement:

1.	to approve the drugstore.com, inc. 2008 Equity Incentive Plan and the number of shares reserved for issuance under the plan; and

2.	to transact such other business as may properly come before the Special Meeting.

Only stockholders of record at the close of business on February 11, 2009 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

You are invited to attend the Special Meeting in person. To ensure that your shares are represented and voted, however, we encourage you to complete, sign, date, and return the enclosed proxy card in the enclosed postage-prepaid envelope at your earliest convenience or use the instructions on your proxy card to use telephone or Internet voting to vote your shares. You will still be able to vote your shares in person should you decide to attend the Special Meeting, even if you have previously returned your proxy card.

By Order of the Board of Directors

Yukio Morikubo General Counsel, VP Strategy, and Secretary

Bellevue, Washington

February [    ], 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON MARCH 5, 2009

The proxy statement is available at www.investor.drugstore.com.

YOUR VOTE IS IMPORTANT

Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope,

so that your shares will be represented whether or not you attend the Special Meeting.

PROXY STATEMENT

FOR

SPECIAL MEETING OF STOCKHOLDERS

To be held on [Thursday], March [5], 2009

We are distributing these proxy materials in connection with the solicitation by the board of directors of drugstore.com, inc. of proxies to be voted at a Special Meeting of stockholders (the “Special Meeting”) and at any adjournment or postponement of the Special Meeting. The Special Meeting will be held on Thursday, March 5, 2009, at 10:00 a.m., Pacific Time, at our principal executive offices, located at 411 108th Avenue N.E., Bellevue, Washington 98004.

This proxy statement and the accompanying form of proxy are dated and being mailed to our stockholders beginning on or about February [    ], 2009.

Our mailing address and the address of our principal executive offices is drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004, and our telephone number is (425) 372-3200.

ABOUT THE SPECIAL MEETING

Record Date; Stockholders Entitled to Vote

Only holders of record of our common stock at the close of business on February 11, 2009 (the “record date”) will be entitled to notice of, and to vote at, the Special Meeting. As of the record date, there were outstanding and entitled to vote 99,531,469 shares of our common stock, constituting all of our voting stock, and 774 holders of record of our common stock. A list of those stockholders will be available for inspection by any stockholder for any purpose germane to the Special Meeting for ten days before the Special Meeting, during ordinary business hours, at our headquarters located at 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004.

Quorum; Vote Required

In order to carry on the business of the Special Meeting, we must have a quorum. A quorum requires the presence, in person or by properly executed proxy, of the holders of a majority of the shares of our common stock outstanding at the record date. We count shares subject to abstentions and broker non-votes as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when you fail to provide voting instructions to your bank, broker, fiduciary, or other holder of record (a “nominee”) for drugstore.com common stock that you hold in “street name” (i.e., in the name of the nominee).

Approval of the drugstore.com, inc. 2008 Equity Incentive Plan and the number of shares reserved for issuance under the plan require the affirmative vote of a majority of all votes cast and entitled to vote on the matter. Abstentions (for shares held by registered stockholders) will have the same effect as a vote against the proposal. Broker non-votes (for shares held in street name) are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast for or against the proposal.

Appraisal Rights

Our stockholders have no appraisal rights under Delaware law with respect to this proposal.

Voting

You may vote using any of the following methods:

•	By Written Proxy: All stockholders may vote by properly executing and returning the enclosed proxy card.

•

By Telephone and Internet Proxy: All stockholders of record may have their shares voted by proxy by touch-tone telephone, using the toll-free telephone number on the proxy card, or by Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders may vote by telephone or Internet if their bank or broker makes those methods available, in which case, the bank or broker will enclose the instructions with this proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

•	In Person: All stockholders may vote in person at the Special Meeting (unless they are street name holders without a nominee, as discussed below under “Proxies”).

Proxies

Properly executing and returning the enclosed proxy card, or using telephone or Internet voting to vote your shares using the instructions on your proxy card, means that you authorize the persons named on the proxy card to vote your shares at the Special Meeting in accordance with your instructions. If you sign, date, and return the enclosed proxy card but do not specify how to vote, your shares will be voted FOR the approval of the drugstore.com, inc. 2008 Equity Incentive Plan and the number of shares reserved for issuance under the plan. If any other matters are properly presented at the Special Meeting for consideration (for example, consideration of a motion to adjourn the Special Meeting to another time and/or place), the persons named as proxies will have discretion to vote your shares on those matters in accordance with their judgment.

You may revoke your proxy at any time before it is voted at the Special Meeting, by doing any of the following:

•	completing a new proxy card with a later date (your latest vote will be counted);

•	filing with our Secretary, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy; or

•	attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of your proxy).

Any written notice of revocation or subsequent proxy should be sent to: Secretary, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004, or hand delivered to our Secretary at or before the taking of the vote at the Special Meeting.

If your shares are held in street name by a nominee, then the nominee’s name, rather than your name, will appear in our register of stockholders, and the nominee will be entitled to vote your shares. If you attend the Special Meeting, you will not be able to vote the shares that you hold in street name. Therefore, you should instruct your nominee on how to vote those shares on your behalf.

Costs of Proxy Solicitation

We will pay the costs and expenses of soliciting proxies. In addition to soliciting by mail, our directors, officers, employees, and representatives may solicit proxies from our stockholders in person or by telephone, email, or other means of communication. Our directors, officers, employees, and representatives will not be additionally compensated for any such solicitation, but may be reimbursed for reasonable out-of-pocket expenses they incur. Arrangements will be made with brokerage houses, custodians, and other nominees for forwarding of proxy materials to beneficial owners of shares of our common stock held of record by such nominees and for reimbursement of reasonable expenses they incur.

Stockholder Proposals and Director Nominations at Future Meetings

Stockholders may submit proposals, including director nominations, for consideration at future stockholder meetings. The deadline for submitting proposals for inclusion in our proxy statement for the 2009 annual meeting of stockholders was December 18, 2008. The date for submitting proposals for inclusion in our proxy statement for the 2010 annual meeting will be set forth in our proxy statement for the 2009 annual meeting. To be considered for inclusion, any such proposals must be submitted in writing, in a timely manner, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

In addition, if you intend to submit a nomination or other business for consideration at the 2009 annual meeting, other than submitting a proposal to be included in our proxy materials, you must comply with the advance notice provisions of our bylaws. In general, nominations for the election of directors may be made by our board of directors or by a stockholder of record on the record date and entitled to vote, and who timely complies with the notice procedures set forth in the bylaws. To be timely, the written notice must be received by the corporate secretary no later than the 90th day nor earlier than the 120th day prior to the one-year anniversary of the preceding year’s annual meeting, unless the meeting date is more than 30 days before or more than 70 days after such one-year anniversary. To be in proper form, our bylaws set forth specific requirements for the written notice. Please refer to the currently effective drugstore.com, inc. bylaws regarding advance notice of stockholder proposals and director nominations.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON MARCH 5, 2009

The proxy statement is available at www.investor.drugstore.com.

PROPOSAL

APPROVAL OF THE DRUGSTORE.COM, INC. 2008 EQUITY INCENTIVE PLAN

The board of directors is asking our stockholders to approve the 2008 Equity Incentive Plan (the “2008 Plan”). At the Company’s Annual Meeting on June 12, 2008, stockholders approved the 2008 Plan (this was the “Original Stockholder Approval”). However, the Company recently discovered that due to a technical error in determining the stockholders entitled to vote on the 2008 Plan, the Original Stockholder Approval may not be valid for all purposes of applicable laws and listing requirements. Therefore, the Company is again seeking approval of the 2008 Plan. The 2008 Plan has not been changed since the Original Stockholder Approval, and all terms and conditions of the 2008 Plan, the material portions of which are described in this proposal, are identical to those that the stockholders approved with the Original Stockholder Approval.

Our 1998 Stock Plan expired in July 2008 and no future awards may be granted under it. The board has approved the 2008 Plan, subject to approval from the stockholders, in replacement of our 1998 Stock Plan. Subsequent to June 12, 2008, when the Company believed that the Original Stockholder Approval was valid, the Company granted awards under the 2008 Plan (these awards are described below). Under the terms of the 2008 Plan, these awards will be invalidated if stockholders do not approve the 2008 Plan at the Special Meeting. Further, if the approval of the 2008 Plan is not obtained, the 2008 Plan will automatically terminate and no future grants may be awarded under the 2008 Plan.

The board believes that long-term incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. Moreover, the board believes that plans such as the 2008 Plan increase ability to achieve this objective, especially, in the case of the 2008 Plan, by allowing for several different forms of long-term incentive awards, which the board believes will help us to recruit, reward, motivate and retain talented personnel. The recent changes in the equity compensation accounting rules, which became effective for us in the first quarter of 2006, also make it important to have greater flexibility under our employee equity incentive plan. As the new equity compensation accounting rules come into effect for all companies, competitive equity compensation practices may change materially, especially as they pertain to the use of equity compensation vehicles other than stock options.

The board believes strongly that the approval of the 2008 Plan is essential to our continued success. In particular, the board believes that our employees are our most valuable assets and that the awards permitted under the 2008 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we compete. Such awards also are crucial to our ability to motivate employees to achieve our goals.

The approval of the 2008 Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Special Meeting.

The board of directors recommends that you vote FOR the approval of the 2008 Equity Incentive Plan and the number of shares reserved for issuance under the plan.

Description of the 2008 Equity Incentive Plan

The following is a summary of the principal features of the 2008 Plan and its operation. The summary is qualified in its entirety by reference to the 2008 Plan itself set forth in Appendix A.

General.

The 2008 Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, and (v) performance shares and performance units. Those who will be eligible for awards under the 2008 Plan include employees, directors and consultants who provide services to the Company and its affiliates. As of March 10, 2008, the date the Board adopted the 2008 Plan, approximately 593 employees, directors and consultants were eligible to participate in the 2008 Plan. No awards were granted under the 2008 Plan prior to the date of Original Stockholder Approval. Since that date, however, awards were granted to 64 employees and directors. These grants were made before the Company discovered that the Original Stockholder Approval may not be valid. Since the Company concluded that the Original Stockholder Approval may not be valid, no further grants have been made under the 2008 Plan. The Company will not grant any additional awards under the 2008 Plan unless and until the stockholders approve the 2008 Plan at the Special Meeting. As of February 11, 2009, approximately 739 employees, directors and consultants will be eligible to participate in the 2008 Plan.

Number of Shares of Common Stock Available Under the 2008 Plan.

The Board has reserved eight million (8,000,000) shares of our common stock for issuance under the 2008 Plan, plus up to fifteen million (15,000,000) shares subject to stock options or similar awards granted under the 1998 Stock Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 1998 Stock Plan that are forfeited to or that we repurchase. The shares may be authorized, but unissued, or reacquired common stock. As of the date of this proxy statement, awards have been granted under the 2008 Plan as follows: awards of restricted stock for a total of approximately 2,927,000 shares have been granted to our employees, including our executive officers, stock options to purchase approximately 374,700 shares of our common stock were granted to certain of our employees, and stock options to purchase approximately 150,000 shares of our common stock were granted to our non-employee directors. As a result, as of February 11, 2009, a total of 4,548,540 shares of our common stock remain available for future issuance under the 2008 Plan.

Shares subject to awards granted with an exercise price less than the fair market value on the date of grant count against the share reserve as three (3) shares for every one share subject to such an award. To the extent that a share that was subject to an award that counted as three (3) shares against the 2008 Plan reserve pursuant to the preceding sentence is returned to the 2008 Plan, the 2008 Plan reserve will be credited with three (3) shares that will thereafter be available for issuance under the 2008 Plan.

If an award expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, restricted stock units, performance shares or performance units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than options and stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2008 Plan (unless the 2008 Plan has terminated). If a stock appreciation right is settled in shares, such shares as well as shares that represent payment of the exercise price and tax related to the award will cease to be available under the 2008 Plan. Awards paid out in cash rather than shares will not reduce the number of shares available for issuance under the 2008 Plan.

If we declare a dividend or other distribution or engage in a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our shares or other securities, or other change in our corporate structure affecting our common stock, the plan administrator will adjust the number and class of shares that may be delivered under the 2008 Plan, the number, class, and price of shares covered by each outstanding award, and the numerical per-person limits on awards.

Administration of the 2008 Plan.

Our board of directors, or a committee of directors or of other individuals satisfying applicable laws and appointed by our board, will administer the 2008 Plan. To make grants to certain of our officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) so that we can receive a federal tax deduction for certain compensation paid under the 2008 Plan. Subject to the terms of the 2008 Plan, the plan administrator has the sole discretion to select the employees, consultants, and directors who will receive awards, determine the terms and conditions of awards, and to interpret the provisions of the 2008 Plan and outstanding awards. Notwithstanding the foregoing, the plan administrator may not, without the approval of our stockholders, modify or amend an option or stock appreciation right to reduce the exercise price of that award after it has been granted or to cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right with a lower exercise price. Further, without the approval of our stockholders, the plan administrator may not institute an exchange program under which outstanding awards are surrendered or cancelled for another award and/or cash, and/or under which the exercise price of an outstanding award is reduced or a program under which the sale of awards to a financial institution or other person or entity is permitted.

Options.

The plan administrator is able to grant nonstatutory stock options and incentive stock options under the 2008 Plan. The plan administrator determines the number of shares subject to each option, although the 2008 Plan provides that a participant may not receive options or stock appreciation rights, in the aggregate, for more than five million (5,000,000) shares in any fiscal year.

The plan administrator determines the exercise price of options granted under the 2008 Plan, provided the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of the common stock on the grant date.

The term of an option may not exceed ten years, except that, with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with drugstore.com, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the award agreement. If no such period of time is stated in the participant’s award agreement, the participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights.

The plan administrator will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. We can pay the appreciation in either cash or shares of common stock or in a combination of the two. Stock appreciation rights will become exercisable at the times and on the terms established by the plan administrator, subject to the terms of the 2008 Plan. The plan administrator, subject to the terms of the 2008 Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the 2008 Plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. The term of a stock appreciation right may not exceed ten years. No participant will be granted stock appreciation rights or options, in the aggregate, covering more than five million (5,000,000) shares during any fiscal year.

After termination of service with drugstore.com, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the award agreement. If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her stock appreciation right for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event will a stock appreciation right be exercised later than the expiration of its term.

Restricted Stock.

Awards of restricted stock are rights to acquire or purchase shares of our common stock, which vest in accordance with the terms and conditions established by the plan administrator in its sole discretion. For example, the plan administrator may set restrictions based on the achievement of specific performance goals. The award agreement will generally grant us a right to repurchase or reacquire the shares upon the termination of the participant’s service with drugstore.com for any reason (including death or disability). The plan administrator will determine the number of shares granted pursuant to an award of restricted stock, but no participant will be granted a right to purchase or acquire more than an aggregate of two million (2,000,000) shares of restricted stock, restricted stock units and performance shares during any fiscal year.

Restricted Stock Units.

Awards of restricted stock units result in a payment to a participant only if the vesting criteria the plan administrator establishes is satisfied. For example, the plan administrator may set restrictions based on the achievement of specific performance goals. Once the participant has satisfied the applicable vesting criteria, he or she will be entitled to the payout specified in the award agreement. Notwithstanding the foregoing, at any time after the grant of restricted stock units, the plan administrator may reduce or waive any vesting criteria required to receive a payout. The plan administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. On the date set forth in the award agreement, all unearned restricted stock units will be forfeited to us. The plan administrator determines the number of restricted stock units granted to any participant, but no participant may be granted more than an aggregate of two million (2,000,000) restricted stock units, shares of restricted stock and performance shares during any fiscal year.

Performance Units and Performance Shares.

The plan administrator will be able to grant performance units and performance shares, which are awards that will result in a payment to a participant only if he or she meets the performance goals or other vesting criteria the plan administrator may establish or if the awards otherwise vest. The plan administrator will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Notwithstanding the foregoing, after the grant of performance units or shares, the plan administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares. The plan administrator, in its sole discretion, may pay earned performance units and performance shares in cash, shares, or a combination thereof. During any fiscal year, no participant will receive more than an aggregate of two million (2,000,000) performance shares, shares of restricted stock and restricted stock units and no participant will receive performance units having an initial value greater than $5 million. Performance units will have an initial dollar value established by the plan administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of our common stock on the grant date.

Performance Goals.

Awards of restricted stock, restricted stock units, performance shares, performance units and other incentives under the 2008 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement, including: (a) earnings per share, (b) operating cash flow, (c) operating income, (d) profit

(e) return on assets, (f) return on equity, (g) return on sales, (h) revenue, (i) stock price, (j) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (k) gross margin, (l) operating expenses or operating expenses as a percentage of revenue, (m) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (n) return on capital, (o) return on assets or net assets, (p) return on investment, (q) operating margin, (r) market share, (s) contract awards or backlog, (t) overhead or other expense reduction, (u) objective customer indicators, (v) new product invention or innovation, (w) attainment of research and development milestones, and (x) total stockholder return. Any performance goals may be used to measure the performance of drugstore.com or any subsidiary or other business unit or segment of drugstore.com and may be measured relative to a peer group or index. Any performance goals may be measured (i) in absolute terms, (ii) against other companies, or (iii) on a pre-tax or post-tax basis. The performance goals may differ from participant to participant and from award to award. In establishing the performance goals, the plan administrator shall determine whether to determine such goal in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or to exclude any items otherwise includable under GAAP.

Transferability of Awards.

Awards granted under the 2008 Plan are generally not transferable, and all rights with respect to an award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Change of Control.

In the event of a change of control of drugstore.com, each outstanding award will be treated as the plan administrator determines, including, without limitation, whether each award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The plan administrator will not be required to treat all awards similarly in the transaction.

In the event that the successor corporation, or the parent or subsidiary of the successor corporation, refuses to assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the plan administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the plan administrator in its sole discretion, and the option or stock appreciation right will terminate on the expiration of such period.

Amendment and Termination of the 2008 Plan.

The plan administrator will have the authority to amend, alter, suspend or terminate the 2008 Plan, except that stockholder approval will be required for any amendment to the 2008 Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the 2008 Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the plan administrator in writing and signed by the participant and the Company. The 2008 Plan will terminate in 2018, unless the Board terminates it earlier.

Interests of Certain Persons in the 2008 Plan

In considering the recommendation of our board of directors with respect to the 2008 Plan, stockholders should be aware that our executive officers and directors are eligible to receive awards under the 2008 Plan and, therefore, have interests that may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the 2008 Plan and to recommend that our stockholders vote in favor of approving the 2008 Plan. The table in the following section sets forth the awards made to our executive officers and directors pursuant to the 2008 Plan.

Number of Awards Granted to Employees, Consultants, and Directors

The number of awards that an employee, director or consultant may receive under the 2008 Plan in the future is in the discretion of the plan administrator and therefore cannot be determined in advance. The following table sets forth (i) the aggregate number of shares of common stock subject to options granted under the 1998 Stock Plan and the 2008 Plan (unless stockholder approval is not obtained and such grants are invalidated) during fiscal year 2008, (ii) the average per share exercise price of such options, and (iii) the aggregate number of shares of restricted stock awarded under the 2008 Plan (unless stockholder approval is not obtained and such awards are invalidated) during fiscal year 2008. The awards made pursuant to the 2008 Plan will be invalidated in the event the 2008 Plan is not approved by stockholders at the Special Meeting.

Name of Individual or Group	Number of Options Granted (#)		Average Per Share Exercise Price ($)		Number of Shares of Restricted Stock Awarded (#)(1)
Dawn G. Lepore President, Chief Executive Officer, and Chairman of the Board	0	(2)	N/A		1,300,000
Thére du Pont Senior Vice President, Operations and Chief Financial Officer(6)	0		N/A		N/A
Robert P. Potter Vice President, Chief Accounting Officer	95,000	(3)	2.68		120,000
Tracy Wright Vice President, Chief Finance Officer	85,000	(3)	2.68		120,000
Yukio Morikubo Vice President, Strategy and General Counsel	200,000	(3)	2.68		145,000
Robert Hargadon Vice President, Human Resources	100,000	(3)	2.68		110,000
All executive officers, as a group (4 persons)	480,000	(3)	2.68		1,795,000
All directors who are not executive officers, as a group (5 persons)	150,000	(4)	2.13		N/A
All employees who are not executive officers, as a group (559 persons)	2,865,890	(5)	$2.55	(5)	1,132,000

(1)	All restricted stock awards were granted under the 2008 Plan.

(2)	In October 2008, we cancelled all 485,714 of Ms. Lepore’s remaining unvested options, which had an exercise price of $3.66.

(3)	Represents options granted under the 1998 Stock Plan.

(4)	Represents options granted under the 2008 Plan.

(5)	Includes options to purchase an aggregate of 2,491,190 shares granted under the 1998 Stock Plan with a weighted average exercise price of $2.65, and options to purchase an aggregate of 374,000 shares granted under the 2008 Plan with a weighted average exercise price of $1.87.

(6)	Mr. du Pont resigned from the Company in May 2008.

Federal Tax Aspects

The following is a summary of the general federal income tax consequences to U.S. taxpayers and drugstore.com of awards granted under the 2008 Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options.

No taxable income is reportable when we grant a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant. On exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding by us. Any additional gain or loss recognized on any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.

No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.

No taxable income is reportable when we grant a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant. On exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized on any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares.

A participant generally will not have taxable income at the time we grant an award of restricted stock, restricted stock units, performance shares or performance units. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date we grant the award.

Tax Effect for the Company.

We generally will be entitled to a tax deduction in connection with an award under the 2008 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and to certain other executives. Under Section 162(m) of the Code, the annual compensation we pay to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2008 Plan, setting limits on the number of awards that any individual may receive and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The 2008 Plan has been designed to permit the plan administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such awards.

Section 409A.

Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the 2008 Plan with a deferral feature will be subject to the requirements of Section 409A.

If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award will recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. Certain states have enacted laws similar to Section 409A that impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. We will also have withholding and reporting requirements with respect to such amounts.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION ON PARTICIPANTS AND DRUGSTORE.COM WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2008 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information regarding securities issuable under our equity compensation plans as of December 28, 2008.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	16,706,547	(1)	$3.29	(2)	2,109,152	(3)
Equity compensation plans not approved by security holders	524,700	(4)	$1.94	(5)	4,548,300	(6)

Total	17,231,247		$3.25		6,657,472

(1)	Represents the number of shares of common stock to be issued on the exercise of options outstanding under the 1998 Stock Plan.
(2)	Represents the weighted average exercise price per share of options outstanding under the 1998 Stock Plan.
(3)	Represents shares available for sale under the Employee Stock Purchase Plan.
(4)	Represents the number of shares of common stock to be issued on the exercise of options outstanding under the 2008 Plan. The material features of the 2008 Plan are described above under “Description of the 2008 Equity Incentive Plan.”
(5)	Represents the weighted average exercise price per share of options outstanding under the 2008 Plan.
(6)	Represents shares available for future issuance under the 2008 Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation committee of our board of directors is responsible for approving and evaluating executive compensation and our policies and programs with respect to compensation for our chief executive officer, our chief finance officer, our chief accounting officer and our other executive officers.

Objectives of Our Compensation Programs

We aim to offer compensation packages designed to attract, retain and motivate outstanding executives, to encourage and reward the achievement of corporate goals and to align our executives’ financial interests with the company’s strategic business plans. Our compensation policy is to offer a package that includes a competitive salary and benefits and an incentive bonus dependent primarily on attainment of the company’s performance goals but that also considers the executive officer’s individual performance. We also encourage ownership of our common stock through employee stock purchase and stock option programs in which our named executive officers are eligible to participate, in order to align the interests of our executive officers more closely with those of our stockholders at large.

We endeavor to balance the fixed and variable components of our named executive officers’ compensation packages by putting an appropriate portion of the executive’s compensation at risk to ensure that we can build and maintain a strong management team while incenting that team to achieve financial and strategic goals. We also seek to provide an appropriate mix of cash and equity compensation in order to encourage our named executive officers to focus on, and to deliver, long-term, sustainable stockholder returns. We do not have a specific formula for allocating between fixed and variable or at risk compensation or between cash and equity compensation.

What Our Compensation Program Is Designed to Reward

Our compensation policy for our named executive officers is designed to reward each executive’s contribution to the company through the attainment of corporate and individual objectives as well as general job performance.

In measuring the executive officers’ contribution to the company, the compensation committee considered numerous factors including our growth and financial performance as reflected in our net revenue, gross margins and adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of stock-based compensation. It also considered nonfinancial factors such as improvement in the company’s strategic position, the performance of the company’s individual units, the development of executive and managerial bench strength and improving customer satisfaction and employee engagement results.

With the assistance of the chief executive officer, executive officers also set individual performance objectives, which management and the compensation committee closely monitored and evaluated.

Elements of Our Compensation Program and How We Determine Amounts in Light of Our Compensation Objectives

Elements of 2008 compensation for our named executive officers included: salary, bonus, and stock incentive awards. Executive officers received total compensation packages in line with their responsibilities, experience, expertise and performance.

Salary

We paid base salaries intended to attract and retain highly capable executives by providing adequate fixed cash compensation. The compensation committee determines the salaries of our executive officers annually. In the case of the chief executive officer, all of the independent directors participated in the determination of her

2008 salary. We set our named executive officers’ salaries based primarily on their job scope and external benchmarking. We then considered the performance of the company and the individual’s performance against objectives to recommend annual or other increases, if any, to base salary.

In setting each named executive officer’s 2008 salary, the committee evaluated the responsibilities of the executive, his or her general job performance and our overall company performance with respect to net revenue, adjusted EBITDA, and net income targets and other objectives. The committee also considered the recommendation of our chief executive officer, whose recommendation was based on management’s objectives and her evaluation of the executive officer’s experience and potential performance.

In determining our chief executive officer’s 2008 salary, the committee also considered additional performance objectives, including specified improvements in our customer satisfaction and employee engagement, and general improvement in the company’s strategic position, the performance of the company’s individual units, and the development of executive and managerial bench strength. In addition, the compensation committee engaged Applied HR Strategies, Inc., an executive compensation consulting firm, to conduct a competitive review of our chief executive officer’s cash compensation in light of her target cash and equity incentives, including an analysis of comparable companies and relevant survey data. Comparable companies in the Pacific Northwest whose chief executive compensation packages were reviewed included Expedia, Inc., Monster Worldwide, Inc., priceline.com Incorporated, InfoSpace, Inc., Interactive Data Corporation, Gaiam, Inc., Systemax, Inc., Shutterfly, Inc., GSI Commerce, Inc., 1-800-FLOWERS, Inc., Blue Nile, Inc., and Overstock.com, Inc. Our consultant reviewed regional and national data from the Culpepper Executive Compensation Survey and the Watson Wyatt Executive Compensation Survey. In response to the consultant’s findings that Ms. Lepore’s compensation was significantly below market median levels, as measured both by base salary and by total cash compensation, the committee approved an increase in her annual base salary to $500,000 bringing her within the median range.

The compensation committee determined that, based on current market conditions, there would be no salary increases for any of our other executives for 2009.

Bonus

A significant portion of the variable component of our executive compensation package was made up of a cash incentive bonus.

Each year, our compensation committee establishes an incentive bonus plan to promote the achievement of company financial performance objectives based on various financial targets. We attempt to provide annual cash incentive bonuses under the plan for our named executive officers and other eligible employees that reflect the company’s belief that a significant portion of the compensation of each executive should be contingent on company performance as well as the individual contribution of each executive. We determine the targets for the bonus plan in conjunction with our annual planning and budgeting process, which generally begins in the fall of the prior fiscal year. Management develops, and our board of directors oversees and approves, our financial plans and budget, including our expected and targeted net revenue and adjusted EBITDA figures. Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation, and amortization of intangible assets and non-cash marketing expense, adjusted to exclude the impact of stock-based compensation expense. Management believes that adjusted EBITDA, as defined, provides useful information to the company and to investors by excluding certain items that may not be indicative of the company’s core operating results, and we have historically relied on adjusted EBITDA measures, management believes it provides consistency in the company’s financial reporting.

We base our financial plans, budget and related guidance, and accordingly our bonus plan targets, on the basis of (i) the company’s performance for the prior fiscal year, (ii) estimates of sales revenue for the plan year based on recent market conditions, trends and competition and other factors that, based on historical experience, we expect to affect the level of sales that can be achieved, (iii) historical operating costs and cost savings that management believes we can realize, (iv) competitive conditions that we expect to face, and (v) additional expenditures beyond prior fiscal years. As a result of this approach to setting plan targets, the proportion of each named executive officer’s total cash compensation that is represented by incentive based income may increase in those years in which our actual results are stronger relative to our projections.

In February 2008, the compensation committee approved an incentive bonus plan under which our executive officers may receive cash bonuses for fiscal year 2008 based on the individual’s performance, our achievement of certain net revenue, adjusted EBITDA, and net income objectives, and the recommendation of the compensation committee or the board. In earlier years, where our focus was on overall growth, the bonus plan assumed a relatively equal weighting between our net revenue and adjusted EBITDA thresholds. In 2008, while we continue to target growth, we wanted management to ensure that our growth was profitable, so we adjusted the weighting of the two measures so that the thresholds were based 35% on net revenues and 65% on adjusted EBITDA. We endeavored to set target levels that challenged our executives to meet or exceed the company’s expected performance for the year, but that offered some recognition of the executive’s contribution in the event the company substantially performed but fell short of specific expectations. At the time our compensation committee established these targets, the committee believed that these targets would be difficult to achieve but could be achieved with significant effort on the part of our executives.

Under the 2008 plan, if we achieved specific graduated net revenue and adjusted EBITDA thresholds, each named executive officer could be eligible to receive anywhere from 0% of his or her target bonus amount, if we failed to meet minimum thresholds, to 140%, if we vastly exceeded our guidance for the year. The plan was generally structured to pay out 100% of the named executive officers’ target bonus amounts if we met the high end of both our net revenue and adjusted EBITDA targets for the year and 80% of those amounts if we met the low end of our overall guidance. The compensation committee reserved the right, and authorized Ms. Lepore with respect to executive officers other than herself, to exercise discretion in determining the final amounts to be paid under the bonus plan.

Each named executive officer’s bonus was based on the achievement of these objectives and the recommendation of the compensation committee or the board, which recommendation was based on management’s objectives and the chief executive officer’s evaluation of the executive officer’s performance. The executive officer’s target bonus level is a factor of his or her position and responsibilities.

Under the 2008 bonus plan, Ms. Lepore was eligible to receive a target bonus of up to 150% of her 2008 salary, Mr. du Pont was eligible to receive a target bonus of up to 60% of his 2008 salary, Messrs. Morikubo and Potter and Ms. Wright were each eligible to receive up to 35% of his or her respective 2008 salary, and Mr. Hargadon was eligible to receive up to 30% of his respective 2008 salary.

In addition, a named executive officer could be eligible to receive up to an additional 35% of his or her target bonus amount, based on his or her general job performance.

We paid these bonuses in two payments. In August 2008, based on management’s and the compensation committee’s assessment of our results for the first half of the year, we paid a mid-year bonus equal to 80% of the named executive officer’s target bonus percentage of his or her year-to-date salary earned as of June 30, 2008. The compensation committee implemented the mid-year bonus payment in order to align employees’ incentives more closely with our quarterly as well as full-year results.

In February 2009, the compensation committee determined that based on the company’s full-year results in 2008, the terms of the bonus plan provided for a payout of 65% of employees’ respective target bonus amounts. We expect to pay the balance of the 2008 bonuses in February 2009.

In addition to the incentive bonus plan, the compensation committee approved a supplemental bonus pool equal to 50% of the adjusted EBITDA that we recognized (in accordance with U.S. generally accepted accounting principles) in fiscal 2008 in excess of our budgeted adjusted EBITDA target of $22 million, up to a maximum pool amount of $1 million.

The amount allocated from the supplemental bonus pool to individual officers was subject to the discretion of the compensation committee, and the chief executive officer for officers other than herself. The compensation committee and the chief executive officer would base such allocations on a number of factors, including the officer’s individual performance, annual bonus target percentage under the incentive bonus plan, and eligible compensation. Subject to the discretion of the compensation committee and the chief executive officer, an officer would only be eligible for a bonus payment from the supplemental bonus pool if that officer was an employee of drugstore.com as of the bonus payment date.

No payment was to be made out of this supplemental bonus pool unless the company’s net income (according to GAAP) was positive and adjusted EBITDA exceeded $22 million for fiscal 2008, and, accordingly, we will not make any payments under this supplemental pool.

Equity Awards

The other significant component of our executives’ variable compensation was equity compensation in the form of stock options that we granted under our 1998 Stock Plan prior to its expiration and restricted stock awards granted under the 2008 Plan.

We sought to align the long-term interests of our named executive officers with those of our stockholders. Accordingly, each executive received a significant stock option grant when he or she joined drugstore.com. In addition, the compensation committee evaluates stock-based compensation annually, considering executive officers’ responsibilities and performance as well as surveys of equity compensation awarded to executives with similar responsibilities at comparable companies, including those listed above in the discussion of our executives’ salaries. In determining grant sizes, the committee considered various subjective factors primarily relating to the responsibilities of the individual officers, their prior and anticipated contributions to our success and prior option grants.

The compensation committee has approved stock option guidelines to determine the grant date and exercise price of stock options approved by the compensation committee or any subcommittee authorized by the compensation committee. Under these guidelines, stock options are granted on the first Friday of the month following the appropriate approval and satisfaction of any other conditions relating to the option, unless such day is a day on which material nonpublic information regarding the company is publicly disclosed, is within two market days after such disclosure, or is a day on which the market is closed, in which case, the grant will occur on the next day that does not meet any of these criteria. The guidelines provide further that unless the compensation committee or its authorized delegate determines otherwise, the exercise price of any option is the market price per share at close of the market on the date of the grant and require that the minutes or consent authorizing the option in question reflect any exceptions to this pricing structure as well as the compensation expense amount for below market grants shall be noted.

In October 2004, when Ms. Lepore joined the company, we granted her an option to purchase 4,000,000 shares of our common stock at an exercise price of $2.97 per share. Two million shares under this option were subject to our standard four-year vesting schedule. The remaining shares under the option were subject to vest on the occurrence of certain performance-based events; however, notwithstanding the performance-based vesting, all of the shares would vest on the four-year anniversary of the grant. Accordingly, as of October 2008, Ms. Lepore’s 2004 option was fully vested. In light of this significant vesting event, we did not grant Ms. Lepore any additional options in 2008. Ms. Lepore did, however, receive an award of restricted stock in October 2008, as more fully described below.

In connection with his initial employment in May 2007, the committee granted Mr. du Pont an option to purchase 750,000 shares at an exercise price of $2.57. In light of this recent grant, we did not grant any options to

Mr. du Pont in 2007. In addition, as a result of his resignation in May 2008, the unvested portion of Mr. du Pont’s option failed to vest and the vested portion expired without being exercised.

In February 2008, as part of our annual equity grants, we granted Mr. Potter an option to purchase 95,000 shares, Ms. Wright an option to purchase 85,000 shares, Mr. Morikubo an option to purchase 200,000 shares, and Mr. Hargadon an option to purchase 100,000 shares. Each of these options had an exercise price of $2.68 and vests according to our standard four-year vesting schedule.

In 2008, our compensation committee evaluated the outstanding stock options held by our executive officers in light of our current stock price and current executive compensation practices and determined that such options were not an effective tool to retain management talent. Accordingly, our board of directors chose to introduce restricted stock as a component of our executive compensation packages to reward our executives with ownership in the company while continuing to align their personal interests with the annual and long-term interests of our stockholders. In October 2008, our compensation committee granted shares of restricted stock to our executive officers as a retention incentive in light of the fact that the majority of our outstanding options have exercise prices above our current stock price. Our compensation committee set these grants to have an approximate value equal to four times the executive officer’s target bonus, with one times the target bonus amount to vest in each year of the four-year vesting schedule.

On October 3, 2008, the committee granted to Ms. Lepore 1.3 million shares of restricted stock subject to the terms and conditions of our 2008 plan and a restricted stock agreement. Ms. Lepore’s shares of restricted stock will vest over four years in eight equal installments on each six-month anniversary of the grant date. Consistent with the terms of Ms. Lepore’s previous equity awards, all unvested shares will vest in the event of a change in control (as defined in the 2008 plan). In addition, if we terminate her employment without cause (as defined in Ms. Lepore’s restricted stock agreement) or if she terminates her employment for good reason (as defined in her agreement), she will receive 12 additional months of vesting credit with respect to her restricted stock.

Simultaneously with the grant of her restricted stock, Ms. Lepore forfeited all 514,286 unvested shares of common stock issuable pursuant to the option granted to her on December 29, 2006.

The committee also granted restricted stock awards to our other named executive officers, as follows:

Executive Officer	Shares Awarded
Robert Potter, Vice President, Chief Accounting Officer	120,000
Tracy Wright, Vice President, Chief Finance Officer	120,000
Yukio Morikubo, Vice President, Strategy and General Counsel	145,000
Robert Hargadon, Vice President, Human Resources	110,000

These restricted stock awards are subject to the terms and conditions of our 2008 plan and restricted stock agreements and will vest over four years in eight equal installments on each six-month anniversary of the grant date. In addition, if within 12 months following a change in control, we terminate the executive officer’s employment without cause or the executive officer terminates his or her employment for good reason, all unvested shares of the restricted stock will immediately vest.

In the event that our 2008 plan is not approved by our stockholders at the Special Meeting, the restricted stock awards described above will be invalidated.

Post-Employment Compensation Agreements

Severance Agreements

We generally do not enter into severance agreements with our executive officers, other than our chief executive officer, as discussed below. From time to time, in the discretion of management, we may make payments to an executive in the event of his or her termination without cause. In such cases, no benefits are available or have accrued prior to the executive’s employment separation, and at no time does such executive have any right to severance payments. We enter into separation arrangements with certain executives at the time of their termination without cause in order to protect us, because we generally make these payments in consideration of a general release of future claims against drugstore.com. These separation agreements may also include non-compete, non-solicitation, non-disparagement, and confidentiality agreements by the executives.

Under the terms of our offer letter to Ms. Lepore, we will make certain payments and provide certain rights to Ms. Lepore in the event we terminate her employment for cause or she terminates her employment for good reason. The payments and rights are more fully described below in the section entitled “Post-Employment Compensation.”

Change-of-Control Agreements

Prior to 2009, we generally did not have change-of-control agreements with our executive officers, other than our chief executive officer and former chief financial officer, as discussed below. In addition, our 1998 Stock Plan did not provide for automatic acceleration of vesting in the event of a change of control, though it authorizes the plan administrator to provide for such terms on a case-by-case basis. As discussed above, however, our proposed 2008 Plan would provide that in a change of control where the successor corporation, or the parent or subsidiary of the successor corporation, refuses to assume or substitute for the award, outstanding awards under the plan would become immediately vested and exercisable.

In addition, in connection with its regular review of our corporate governance practices, in January 2009, our board of directors approved change in control agreements for certain of our officers, including Messrs. Potter, Morikubo and Hargadon and Ms. Wright. Given the current economic climate and based on a review of common market practices, the board believed that it was in the best interest of the company and its stockholders to improve the company’s ability to retain its executives through any potential transaction. These agreements provide that we will make certain payments and provide certain rights to the executive officer in the event that we terminate his or her employment without cause or he or she terminates his or her employment for good reason within one year of a change in control of drugstore.com. The payments and rights are more fully described below in the section entitled “Post-Employment Compensation.”

As part of our chief executive officer’s compensation, as previously described, we have granted options that remain outstanding under the 1998 Stock Plan to purchase up to 4,000,000 shares of our common stock and an award of 1.3 million shares of restricted stock. In the event of a change of control, any of these awards that are unvested will become immediately vested and exercisable, as discussed in more detail below in the section entitled “Post-Employment Compensation.”

Similarly, we entered into a change of control agreement with Mr. du Pont, pursuant to which the option we granted him in 2007 would vest in full in the event that we terminate his employment without cause or he terminated his employment for good reason within one year of a change of control, as discussed in more detail below in the section entitled “Post-Employment Compensation.” This agreement terminated when Mr. du Pont resigned in May 2008.

Trading Restrictions

Our current insider trading policy and guidelines limit the timing and types of transactions in our common stock or other securities by our Section 16 officers, including stock option exercises, whether or not the executive subsequently sells any shares purchased. Our policy and guidelines seek to promote compliance with applicable securities laws, to prevent insider trading violations and allegations of insider trading violations, and to preserve the reputation and integrity of drugstore.com and others associated with us. In addition to the prohibitions generally applicable to all of our employees on trading in our securities while in possession of material nonpublic information or passing on such information to others, the policy and guidelines specifically require our Section 16 officers:

•	to pre-clear all transactions in our securities;

•	to trade in our securities only during specified window periods (following earnings releases); and

•	not to engage in short sales or transactions in puts, calls, or other derivative securities other than those granted under our equity compensation plans.

Accounting and Tax Considerations

Our stock option grant policies have been affected by the implementation of SFAS No. 123(R), which we adopted in the first quarter of fiscal year 2006. Under this accounting pronouncement, we estimate the portion of unvested stock options that we expect to be forfeited for failure to vest, and we recognize compensation costs only for those equity awards expected to vest. Prior to January 2, 2006, we recognized stock-based compensation under the provisions of APB 25 and FAS 123 for options granted with exercise prices below market value on the date of grant, options, and warrants issued to non-employees for services, and modifications to existing option grants.

We are subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility of certain compensation payments to our executive officers in excess of $1 million. Section 162(m) also provides for certain exceptions to the limitations on deductibility, including compensation that is “performance based” within the meaning of Section 162(m)(4)(c). Based on fiscal year 2008 compensation levels and the exception for performance-based compensation, no limits on the deductibility of compensation applied to any officer of drugstore.com.

In addition, Section 409A of the Internal Revenue Code imposes additional significant taxes in the event that a named executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in preventing the imposition of additional tax under Section 409A, we have structured our 2008 Equity Incentive Plan and our equity compensation awards in a manner intended to comply with the applicable Section 409A requirements.

2008 Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by, or paid to our chief executive officer, our chief financial officer, and certain of our other most highly compensated executive officers for services rendered to drugstore.com during fiscal years 2006, 2007, and 2008. We refer to the listed persons as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(10)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Dawn G. Lepore	2008	$442,308			$2,691,000			457,788	690		3,591,786
President, Chief Executive Officer, and Chairman of the Board	2007	$398,077	$100,000					315,000	690		813,767
	2006	$350,000	$200,000			$2,522,000		425,250	690		3,497,940

Thère du Pont (4)	2008	$148,846							150		203,996
Senior Vice President, Operations and Chief Financial Officer	2007	$167,308				$1,328,700	(5)	55,000			1,551,008

Robert Potter (6)	2008	$194,615			248,400	132,553		44,450	1,173	(7)	621,192
Vice President, Chief Accounting Officer	2007	$177,308						28,875	153		206,336
	2006	$141,733				378,300		19,632	110		539,775

Tracy Wright (8)	2008	$194,615	$10,000	(9)	248,400	118,600		44,450	1,156	(7)	617,222
Vice President, Chief Finance Officer	2007	$121,346				211,100		20,787	94		353,327
	2006	$134,144				231,248		18,520	90		384,002

Yukio Morikubo	2008	$250,039			300,150	279,060		57,033	1,359	(7)	887,640
Vice President, Strategy and General Counsel	2007	$232,692						37,875	329		270,896
	2006	$12,115	$20,000			$601,200			54		633,369

Robert Hargadon (10)	2008	$225,750			227,700	139,530		44,070	1,484	(7)	638,534
Vice President, Human Resources	2007	$220,000						35,750	469		256,219
	2006	$21,153	$8,000			$537,975			24		567,152

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the relevant fiscal year for the fair value of equity awards granted to each of the named executive officers, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants, refer to the discussion below under “Determining Fair Value of our Equity Awards.” These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.
(2)	Represents the annual bonus earned by the named executive officer in the year indicated, as described in more detail in the section entitled “Compensation Discussion and Analysis.”
(3)	Unless otherwise indicated, represents group term life insurance paid for the benefit of the named executive officer.
(4)	Mr. du Pont resigned as our senior vice president, operations and chief financial officer in May 2008.
(5)	Represents the option awarded in connection with Mr. du Pont’s initial employment, which terminated without being exercised when he resigned in May 2008.
(6)	Mr. Potter was appointed as our vice president, chief accounting officer in May 2008.
(7)	Includes $1,000 of employer-matching contributions under our Employee Retirement Savings 401(k) Plan.
(8)	Ms. Wright was appointed as our vice president, chief finance officer in May 2008.
(9)	Represents a performance bonus awarded to Ms. Wright in September 2008.
(10)	These stock awards were made in October 2008 pursuant to the 2008 Plan. In the event that our stockholders do not approve the 2008 Plan at the Special Meeting, these awards will be invalidated.

Determining Fair Value of our Equity Awards

We calculate the fair value of our restricted stock awards based on the closing price of our common stock on the date of grant.

We calculate the fair value of our stock options granted to employees using the Black-Scholes option pricing model using the single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The following weighted-average assumptions were used in arriving at the fair value of each option grant:

	2008	2007	2006
Expected volatility	66%	74%	77%
Expected term (in years)	4.3	5.8	6.0
Risk-free interest rate	2.5%	4.4%	4.5%
Expected dividend	0%	0%	0%
Weighted-average fair value	$1.35	$1.89	$2.31

Volatility

Our computation of expected volatility is based on our historical volatility, adjusted for changes in capital structure and corporate changes, information available that may indicate future volatility, and observable mean reversion tendencies of historical volatility.

Expected Term

Our expected term estimates are based on a comprehensive weighted average life (WAL) analysis. The WAL analysis provides a historical based platform for use in developing expected term estimates for the future based on the historically observed time periods from grant date through post-vesting activities, such as exercise and cancellation. The historical grant data is segregated into pre-vesting forfeitures, post-vesting forfeitures, outstanding and unvested grants, and outstanding and vested grants and then data is included or excluded in the WAL depending on the applicable contractual or vesting provisions, differences in other option terms and insufficient elapsed time from grant date or from vesting dates. We also analyze by homogenous group, which includes employees, executives, our chief executive officer, board members, and other non-employees, the weighted average time from grant date to post-vesting activity. For those grants still outstanding, we developed a reasonable assumption regarding the expected time of settlement. This analysis resulted in an expected term ranging from 4.2 years to 6.3 years , depending on the homogenous group. Our expected term in 2006 and during the first nine months of 2007 was calculated using the simplified method outlined by SEC Staff Accounting Bulletin No. 107, Share-Based Payment (SAB 107). Under this method, our expected term was equal to the sum of the weighted average vesting term plus the original contractual term divided by two, which resulted in a six-year expected term.

Risk-Free Interest Rate and Dividend Yield

We base the risk-free interest rate on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term. Where the expected term of our stock-based awards do not correspond with the terms for which interest rates are quoted, we average the periods to determine the rate from the available term maturities. A dividend yield of 0% was considered appropriate as we have not issued and do not anticipate issuing any dividends in the near future.

Forfeitures

When estimating forfeitures, we considered historical voluntary termination behavior, in addition to analyzing actual option forfeitures. In conjunction with this analysis, we identified distinct subgroups:

employees, executives, our chief executive officer, board members, and other non-employees. Through the third quarter of 2006, an estimated forfeiture rate of approximately 30% was applied to employees and executive subgroups based on the weighted average termination behavior of those subgroups. In the fourth quarter of 2006, we reviewed our forfeiture rate analysis, which resulted in an increase in our forfeiture rate to 35%. We recorded the revised forfeiture rate as a change in estimate, resulting in a reduction of stock-based compensation in 2006 totaling approximately $185,000. In 2008 and 2007, we determined that our forfeiture rate of 35% was still applicable. A forfeiture rate of 0% is applied to our chief executive officer, board members, and non-employees.

We do not enter into employment agreements with our executive officers. We do however have offer letters, and in many cases, promotion offer letters, that set forth the officer’s initial salary and option grants. Thereafter, the compensation committee evaluates our executive officers annually and determines any adjustments to salary and additional option grants, as discussed above in the section entitled “Compensation Discussion and Analysis.”

2008 Grants of Plan-Based Awards

The following table sets forth the stock options granted to our named executive officers during fiscal year 2008, the fair value of these options as of their grant date, and the estimated future payouts under our non-equity and equity incentive plans.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards (#)(2)	All Other Option Awards (#)	Exercise Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)
Dawn G. Lepore	N/A	0	750,000	1,575,000			N/A
	10/03/2008				1,300,000		N/A	2,691,000

Thère du Pont	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Robert P. Potter	N/A	0	70,000	147,000
	2/15/2008					95,000	2.68	132,533
	10/03/2008				120,000		N/A	248,400

Tracy Wright	N/A	0	70,000	147,000			N/A
	2/15/2008					85,000	2.68	118,600
	10/03/08				120,000		N/A	248,400

Yukio Morikubo	N/A	0	88,200	185,220			N/A
	2/15/2008					200,000	2.68	279,060
	10/03/08				145,000		N/A	300,150

Robert Hargadon	N/A	0	67,950	142,695			N/A
	2/15/2008					100,000	2.68	139,530
	10/03/2008				110,000		N/A	227,700

(1)	This amount represents fair value as of grant date without regard to shares expected to be or actually forfeited on termination of employment.
(2)	These stock awards were made in October 2008 pursuant to the 2008 Plan. In the event that our stockholders do not approve the 2008 Plan at the Special Meeting, these awards will be invalidated.

We granted stock options to our executives under our 1998 Stock Plan. Generally, those options vest over a four-year period and have an exercise price equal to the fair value of the stock on the date of grant, which the plan provides is the closing price per share on such date. In the event we grant any option with an exercise price other than the fair value of the stock on the date of grant, we record an appropriate charge for such grant.

We granted restricted stock awards to our executives under our 2008 Plan. Generally, those awards vest over four years in eight equal installments on each six-month anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding exercisable and unexercisable options held by the named executive officers as of December 28, 2008.

	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Shares That Have Not Vested ($)(1)
Name	Exercisable	Unexercisable
Dawn G. Lepore	4,000,000	0		2.97	10/11/2014
	485,714	0		3.66	12/29/16
						1,300,000	(2)	1,495,000

Thére du Pont	0	0				0		0

Robert P. Potter	40,000	0		3.05	09/17/14
	37,714	2,286	(3)	2.61	03/24/15
	14,285	5,715	(4)	2.96	02/03/16
	54,285	45,715	(5)	3.66	12/22/16
	24,285	25,715	(6)	3.66	12/29/16
	24,428	70,572	(7)	2.68	02/15/18
						120,000	(8)	138,000

Tracy Wright	40,000	0		7.22	09/23/13
	15,000	0		6.45	02/05/14
	5,000	0		2.33	08/06/14
	37,714	2,286	(3)	2.61	03/24/15
	14,285	5,715	(4)	2.96	02/03/16
	36,572	38,428	(9)	3.66	12/29/16
	37,142	62,858	(10)	3.08	09/14/17
	37,142	47,858	(11)	2.68	02/15/18
						120,000	(8)	138,000

Yukio Morikubo	135,714	114,286	(12)	3.49	12/01/2016
	51,428	148,572	(13)	2.68	2/15/2018
						200,000	(14)	166,750

Robert Hargadon	70,714	154,286	(15)	3.47	11/17/2016
	25,714	74,286	(16)	2.68	2/15/2018
						110,000	(17)	126,500

(1)	Market value is based on the closing price of our common stock of $1.15 per share on December 26, 2008, the last trading day of our fiscal year ended December 28, 2008.

(2)	As of the date of this Proxy Statement, none of these shares of restricted stock has vested. Of the remaining shares, 162,500 will vest on each of April 3, and October 3, 2009; April 3, and October 3, 2010; April 3, and October 3, 2011; and April 3, and October 3, 2012.

(3)	As of the date of this Proxy Statement, this option has not vested with respect to any additional shares. This option will vest with respect to the remaining 2,286 shares on March 24, 2009.

(4)	As of the date of this Proxy Statement, this option has vested with respect to 1,143 additional shares. This option will vest with respect to 1,143 of the remaining shares on each of May 3, August 3, and November 3, 2009; and February 3, 2010.

(5)	As of the date of this Proxy Statement, this option has not vested with respect to any additional shares. This option will vest with respect to the remaining shares as follows:

•	1,143 of the shares on March 18, 2009;

•	1,142 of the shares on June 18, 2009; and

•	1,143 of the shares on each of September 18, and December 18, 2009; and March 18, June 18, September 18, and December 18, 2010.

(6)	As of the date of this Proxy Statement, this option has vested with respect to 2,857 additional shares. This option will vest with respect to the remaining shares as follows:

•	2,858 of the shares on March 29, 2009;

•	2,857 of the shares on June 29, September 29, and December 29, 2009; and March 29, June 29, and September 29, 2010; and

•	2,858 of the shares on December 29, 2010.

(7)	As of the date of this Proxy Statement, this option has not vested with respect to any additional shares. This option will vest with respect to the remaining shares as follows:

•	5,429 of the shares on February 15, 2009;

•	5,428 of the shares on May 15, 2009;

•	5,429 of the shares on August 15, 2009;

•	5,428 of the shares on November 15, 2009;

•	5,429 of the shares on February 15, May 15, and August 15, 2010;

•	5,428 of the shares on November 15, 2010; and February 15, 2011

•	5,429 of the shares on May 15, 2011;

•	5,428 of the shares on August 15, 2011;

•	5,429 of the shares on November 15, 2011; and February 15, 2012

(8)	As of the date of this Proxy Statement, none of these shares of restricted stock has vested. Of the remaining shares, 15,000 will vest on each of April 3, and October 3, 2009; April 3, and October 3, 2010; April 3, and October 3, 2011; and April 3, and October 3, 2012.

(9)	As of the date of this Proxy Statement, this option has vested with respect to 4,286 additional shares. This option will vest with respect to the remaining shares as follows:

•	4,286 of the shares on March 29, 2009;

•	4,285 of the shares on June 29, 2009;

•	4,286 of the shares on September 29, and December 29, 2009;

•	4,285 of the shares on March 29, 2010; and

•	4,286 of the shares on June 29, and September 29, and December 29, 2010.

(10)	As of the date of this Proxy Statement, this option has not vested with respect to any additional shares. This option will vest with respect to the remaining shares as follows:

•	5,715 of the shares on February 15, 2009;

•	5,714 of the shares on May 15, and August 15, 2009;

•	5,715 of the shares on November 15, 2009;

•	5,714 of the shares on February 15, May 15, and August 15, 2010;

•	5,715 of the shares on November 15, 2010;

•	5,714 of the shares on February 15, and May 15, 2011; and

•	5,715 of the shares on August 15, 2011.

(11)	As of the date of this Proxy Statement, this option has not vested with respect to any additional shares. This option will vest with respect to the remaining shares as follows:

•	4,857 of the shares on February 15, May 15, August 15, and November 15, 2009; and February 15, 2010;

•	4,858 of the shares on May 15, 2010;

•	4,857 of the shares on August 15, and November 15, 2010; February 15, May 15, August 15, and November 15, 2011; and

•	4,858 of the shares on February 15, 2012.

(12)	As of the date of this Proxy Statement, this option has not vested with respect to any additional shares. This option will vest with respect to the remaining shares as follows:

•	14,286 of the shares on February 28, 2009;

•	14,285 of the shares on May 28, 2009;

•	14,286 of the shares on each of August 28, and November 28, 2009; and February 28, 2010; and

•	14,285 of the shares on May 28, August 28, and November 28, 2011.

(13)	As of the date of this Proxy Statement, this option has not vested with respect to any additional shares. This option will vest with respect to the remaining shares as follows:

•	11,429 of the shares on February 15, 2009

•	11,428 of the shares on and May 15, 2009;

•	11,429 of the shares on August 15, 2009;

•	11,428 of the shares on November 15, 2009;

•	11,429 of the shares on February 15, and May 15, 2010;

•	11,428 of the shares on August 15, 2010;

•	11,429 of the shares on November 15, 2010;

•	11,428 of the shares on February 15, 2011;

•	11,429 of the shares on May 15, 2011;

•	11,428 of the shares on August 15, 2011; and

•	11,429 of the shares on November 15, 2011; and February 15, 2012.

(14)	As of the date of this Proxy Statement, none of these shares of restricted stock has vested. Of the remaining shares, 18,125 will vest on each of April 3, and October 3, 2009; April 3, and October 3, 2010; April 3, and October 3, 2011; and April 3, and October 3, 2012.

(15)	As of the date of this Proxy Statement, this option has not vested with respect to any additional shares. This option will vest with respect to the remaining shares as follows:

•	12,858 of the shares on February 13, 2009;

•	12,857 of the shares on each of May 13, August 13, and November 13, 2009; and February 13, May 13, and August 13, 2010; and

•	12,858 of the shares on November 13, 2011.

(16)	As of the date of this Proxy Statement, this option has not vested with respect to any additional shares. This option will vest with respect to the remaining shares as follows:

•	5,714 of the shares on February 15, and May 15, 2009;

•	5,715 of the shares on August 15, 2009;

•	5,714 of the shares on November 15, 2009; and February 15, 2010;

•	5,715 of the shares on May 15, 2010;

•	5,714 of the shares on August 15, and November 15, 2010; and February 15, 2011; and

•	5,715 of the shares on May 15, 2011; and

•	5,714 of the shares on August 15, and November 15, 2011; and

•	5,715 of the shares on February 15, 2012.

(17)	As of the date of this Proxy Statement, none of these shares of restricted stock has vested. Of the remaining shares, 13,750 will vest on each of April 3, and October 3, 2009; April 3, and October 3, 2010; April 3, and October 3, 2011; and April 3, and October 3, 2012.

Option Exercises and Stock Vested

None of our named executive officers exercised options during 2008. In addition, no shares of restricted stock held by our named executive officers vested during 2008.

Post-Employment Compensation

Post-Employment Agreements with Executive Officers

We have severance or change-of-control agreements with our chief executive officer and our other executive officers, as discussed below. Our 1998 Stock Plan did not provide for automatic acceleration of vesting in the event of a change of control, though it authorizes the plan administrator to provide for such terms on a case-by-case basis. As discussed above, the 2008 Plan authorizes the plan administrator to determine how awards are treated in the event of a change of control, but specifically provides for acceleration of vesting in the event awards are not assumed or substituted by the successor corporation.

Lepore Severance and Change-of-Control Agreement

Under the terms of our offer letter to Ms. Lepore, as amended in January 2009, under certain circumstances, we will make payments and grant rights to her in connection with the termination of her employment or a change of control, as follows:

If we terminate Ms. Lepore’s employment without cause or if she resigns her employment for good reason, she will receive:

•	a severance package that includes two years of annual salary and two years of target bonus at the levels in effect at the time of such termination, payable in a lump sum at Ms. Lepore’s option; and

•	twelve additional months of vesting credit under any equity awards she holds for which vesting is based exclusively on her continued service to us.

Ms. Lepore’s receipt of these benefits will be subject to her compliance with our confidentiality agreement and her execution of a release of claims in the form customarily used by us in connection with the termination of an executive officer’s employment. Had we terminated Ms. Lepore’s employment without cause or had she resigned for good reason on December 28, 2008, under this provision of her offer letter, we would have made payments to her totaling $2,250,000. In addition, assuming approval of the 2008 Plan, 325,000 shares of Ms. Lepore’s restricted stock granted under the 2008 Plan, valued at $373,350 as of that date, would have vested.

If Ms. Lepore’s employment is terminated for any reason other than death or permanent and total disability, she will have a period of up to one year in which to exercise her vested options, provided that any vested options not exercised on or prior to her termination date will terminate as follows: 25% will terminate three months following her termination, and an additional 25% will terminate at the end of each three-month period thereafter.

If there is a change of control, all of Ms. Lepore’s equity awards will immediately become fully vested and exercisable. In the event that the benefits provided to Ms. Lepore in connection with a change of control constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, we may reduce such benefits to the extent necessary for such benefits not to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Had a change of control occurred on December 28, 2008, assuming approval of the 2008 Plan, all 1.3 million shares of Ms. Lepore’s restricted stock granted under the 2008 Plan, valued at $1,495,000 as of that date, would have vested.

For purposes of Ms. Lepore’s offer letter:

•	“cause” means

•	Ms. Lepore’s willful or negligent failure to comply with the lawful directions of our board of directors;

•	gross negligence or willful misconduct in the performance of her duties to us;

•	commission of any act of fraud that results in an injury to us (other than a de minimus injury); or

•	misappropriation of our material property to our material detriment.

•	“good reason” means

•	our failure to pay or to cause to be paid Ms. Lepore’s annual salary or any earned annual target bonus when due;

•	the substantial reduction of Ms. Lepore’s annual salary without her consent;

•	the substantial reduction of Ms. Lepore’s target bonus range unaccompanied by any corresponding upward adjustment in any other form of incentive compensation without her consent;

•

a material diminution in Ms. Lepore’s authority, responsibilities, duties, or reporting relationships as our president and chief executive officer (but not as Chairman of the Board) without her consent;

•	relocation of Ms. Lepore’s primary work place (currently Bellevue, Washington) to a location more than thirty-five (35) miles from our current location without her consent;

•	our failure to nominate Ms. Lepore to serve as a director at each annual stockholder meeting while she is serving as our president and chief executive officer; or

•

a material reduction in the kind or level of the benefits or perquisites for which Ms. Lepore is eligible without her consent, unless the reduction is applicable to substantially all of our other executive officers;

provided that the events above shall constitute good reason only if we fail to cure such event within a reasonable period of time (not to exceed fifteen (15) business days) after receipt of written notice of the event; provided, further, that “good reason” shall cease to exist for an event on the 90th day following its occurrence, unless Ms. Lepore has given us written notice of the event prior to such date.

•	“change of control” means

•	the sale, lease, or other disposition of all or substantially all of our assets;

•

the acquisition of beneficial ownership of more than 50% of the total voting power represented by our then-outstanding voting securities by any person or group of related persons (other than by any of our affiliates or any benefit plan sponsored or maintained by us or any of our subsidiaries);

•

the acquisition of us by another entity by means of merger, consolidation, or similar transaction after which our stockholders immediately prior to the occurrence of such merger, consolidation, or similar transaction hold less than 50% of the total voting power of the surviving controlling entity; or

•

a change in the composition of our board of directors such that during any period of two (2) consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election by such board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of our directors then in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; provided that a reincorporation shall not be considered a change of control.

du Pont Severance and Change-of-Control Agreement

We entered into a change of control agreement with Mr. du Pont, pursuant to which the option granted to him in connection with his initial employment would vest in full in the event that we terminated his employment without cause or he terminated his employment for good reason within one year of a change of control of drugstore.com. In addition, following any such termination, he would have had a period of up to six months in which to exercise his options, provided that any options not exercised on or prior to the date of his termination of employment would terminate as follows: 50% will terminate three months after his termination, and the remaining 50% will terminate six months after his termination. This agreement terminated when Mr. du Pont resigned in May 2008.

Executive Officer Change-in-Control Agreements

We entered into change in control agreements with Messrs. Potter, Morikubo, and Hargadon, and Ms. Wright that provide that in the event that we terminate the executive officer’s employment without cause or he or she terminates his or her employment for good reason within one year of a change in control of drugstore.com, we will pay the officer a severance payment equal to:

•	one year of annual salary in effect immediately prior to the change in control or as of the end of the previous calendar year, whichever is greater, plus

•	one year of target bonus for the year of the change in control.

For purposes of the change in control agreements, “change in control” has the definition provided in our 2008 plan and means:

•	A change in the ownership of the Company where any person or affiliated group acquires stock constituting more than 50% of the total voting power of the stock of the Company;

•

A change in the effective control of the Company where a majority of members of the board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the appointment or election; or

•

A change in the ownership of a substantial portion of the Company’s assets where any person or affiliated group acquires (or has acquired during the previous twelve (12) month period) assets from the Company that have a value equal to or more than 50% of the value of all of the assets of the Company immediately prior to such acquisition(s).

For purposes of the change in control agreements, “cause” means:

•	any act of personal dishonesty in connection with his or her responsibilities as an employee intended to result in substantial personal enrichment of Executive;

•	conviction of, or plea of nolo contendere to, a felony;

•	gross misconduct; or

•	continued failure to perform the duties and responsibilities of his or her position.

For purposes of the change in control agreements, “good reason” means any of the following uncured events:

•	a material reduction of the officer’s authority, duties or responsibilities;

•	a material reduction in the officer’s base compensation; or

•

a material change in the geographic location where the officer must perform his or her services; provided that no relocation of fifty (50) miles or less will be deemed material for purposes of the change in control agreements.

Director Compensation

The following table sets forth the total compensation awarded to, earned by, or paid to our non-employee directors for services rendered to drugstore.com during fiscal year 2008.

Name	Fiscal Year	Fees Earned or Paid in Cash		Option Awards (1)		Total
Richard W. Bennet III	2008	$15,000	(2)	$63,900	(3)	$65,400
Geoffrey R. Entress	2008	$5,000	(4)	$63,900	(3)	$55,400
Jeffrey M. Killeen	2008	$15,000	(2)	$63,900	(3)	$65,400
William D. Savoy	2008	$25,000	(5)	$63,900	(3)	$75,400
Gregory S. Stanger	2008	$15,000	(2)	$63,900	(3)	$65,400

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the relevant fiscal year for the fair value of equity awards granted to each of the named executive officers, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants, refer to the discussion below under “Determining Fair Value of our Equity Awards.” These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the directors.
(2)	Includes $3,750 to be paid to the director in 2009 for services rendered in 2008.
(3)	Represents an option to purchase 30,000 shares of our common stock, which option was granted in June 2008 and vests in full on the date of our 2009 annual meeting. These options were granted pursuant to the 2008 Plan. In the event that our stockholders do not approve the 2008 Plan at the Special Meeting, these grants will be invalidated.
(4)	Includes $1,250 to be paid to Mr. Entress in 2009 for services rendered in 2008.
(5)	Includes $6,250 to be paid to Mr. Savoy in 2009 for services rendered during 2008.

Ms. Lepore, our president, chief executive officer and chairman of the board, receives compensation as an employee of drugstore.com but receives no additional compensation for her service as director. For details of our arrangements with Ms. Lepore, see the section entitled “Executive Compensation.” We reimburse all directors for certain expenses they incur in connection with attendance at board and committee meetings.

Our non-employee directors receive annual cash compensation in the amount of $5,000 for their service as members of the board of directors. Non-employee directors who are members of the audit committee receive an additional $10,000 in annual compensation, and non-employee directors who are members of any other committee receive an additional $5,000 per committee in annual compensation.

Non-employee directors are also eligible to receive stock option and other equity grants under our 2008 Equity Incentive Plan, if that plan is approved at the special meeting. If the 2008 Plan is approved, each of Messrs. Bennet, Entress, Killeen, Savoy, and Stanger will hold an option to purchase 30,000 shares of our common stock at an exercise price of $2.13 per share, which was the market price on June 20, 2008, when the option was granted. We generally grant each of our non-employee directors an option to purchase 30,000 shares of our common stock, each year for his service on the board of directors during the one-year term following his election (or re-election) at our annual stockholders meeting. The exercise price of the option is the market price per share on the date of grant. These options vest in full on the first anniversary of the date of grant. In addition, we generally grant options to new non-employee directors at the time they first join our board of directors.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee during fiscal year 2008 were Jeffrey M. Killeen and William D. Savoy. Neither was an officer or employee of drugstore.com or any of its subsidiaries at any time during fiscal year 2008, and neither of them has ever been an officer of drugstore.com or any of its subsidiaries. In addition, none of the executive officers of drugstore.com served on the compensation committee of any entity or as a director of an entity that employs any of the members of the compensation committee.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Jeffrey M. Killeen

William Savoy (chair)

TRANSACTIONS WITH RELATED PERSONS

We have entered into the transactions described below with our executive officers, directors and holders of 5% or more of our common stock and their affiliates.

Agreements with Executive Officers and Directors

We have entered into indemnification agreements with our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law.

Agreements with Amazon.com

Amazon.com is our largest stockholder, owning approximately 13.0% of our outstanding stock as of February 11, 2009. Pursuant to Voting Agreement, in November 2006, Geoffrey R. Entress, was appointed to serve as Amazon’s designee on our board of directors. In August 1998, we entered into a 10-year technology license and advertising agreement with Amazon.com. In September 2007, we entered into a three-year merchant agreement with Amazon.com to sell prestige beauty products through the Beauty.com marketplace on the Amazon.com website.

Agreement with Ziff Asset Management

Pursuant to a Stock Purchase Agreement dated March 1, 2005, Ziff Asset Management, L.P. purchased 10 million shares of our common stock for $26 million in cash. Ziff agreed not to sell the purchased shares for one year from the date of purchase. On December 2, 2005 we filed a shelf registration statement with the SEC covering the resale of those shares. The registration statement will remain effective until all of the shares have been sold or the shares can be resold publicly under Rule 144(k) under the Securities Act of 1933 (as amended), whichever is earlier.

POLICIES AND PROCEDURES FOR APPROVING RELATED PERSON TRANSACTIONS

On an annual basis, each of our directors and officers must complete a director and officer questionnaire that requires disclosure of any transaction, arrangement, or relationship with the company during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. In addition, this questionnaire directs the directors and officers to certify that they will update us throughout the year regarding any revisions or additions to the information provided in the questionnaire. Our board of directors will review and consider any transaction, arrangement, or relationship that a director or officer discloses in his or her questionnaire in making independence determinations with respect to directors and resolving any conflicts of interest that may be implicated.

Our code of business conduct and ethics requires all directors and employees either to avoid participating in any outside activity that might create a conflict of interest or, if such avoidance is impossible, to disclose fully any information regarding a potential conflict and to refrain from participating in any of our decisions that might raise the conflict. All officers must obtain the prior written consent of our legal team before entering into any outside employment or business venture. In addition, our code requires that all of our contracts be reviewed and approved by our legal and finance teams before they are signed, regardless of the type or dollar amount of the contract.

As required under SEC rules, transactions that we determine to be directly or indirectly material to us or to a related person are disclosed in our Proxy Statement. In addition, the audit committee of our board of directors reviews and approves or ratifies any related person transactions, including those that we are required to disclose, based on the relevant circumstances, including:

•	the nature and extent of the related person’s interest in the transaction;

•

the material terms of the transaction, including, without limitation, the amount and type of transaction, and whether the terms are comparable to those generally available in arms’ length transactions;

•	whether the related person transaction is consistent with the best interests of the company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters that the committee may deem appropriate.

In the event that any member of the audit committee has a direct or indirect interest in any such transaction, he or she will recuse himself or herself from the deliberations of the committee regarding that particular transaction. If the audit committee does not approve any related person transaction, it may take such action as it may deem necessary or desirable in our best interests and in the best interest of our stockholders.

LEGAL PROCEEDINGS

We are not currently aware of any material pending or proposed legal proceedings to which any of our directors, officers, affiliates, or significant stockholders, or any of their associates, is a party adverse to us or in which any of such persons has a material interest adverse to us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of February 11, 2009 by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each director and director nominee;

•	our chief executive officer and the other individuals named in the summary compensation table above; and

•	all directors and executive officers as a group.

Under the rules of the SEC, shares of common stock subject to options or warrants that are currently exercisable or will become exercisable within 60 days are deemed outstanding for purposes of computing the share and percentage ownership of the holder, but those shares are not deemed outstanding for purposes of computing the ownership percentage of any other person. Unless otherwise indicated in the footnotes below, each person and entity named has sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned (1)
Amazon.com, Inc. (2) 1200 12th Avenue South Seattle, WA 98144	12,963,339	13.0%

Kleiner Perkins Caufield & Byers (3) 2750 Sand Hill Road Menlo Park, CA 94025	11,068,745	11.1%

Ziff Asset Management LP 283 Greenwich Avenue Greenwich, CT 06830	10,000,000	10.0%

J. Carlo Cannell (4) P.O. Box 3459 240 E Deloney Ave Jackson, WY 83001	5,346,913	5.4%

Discovery Group I, LLC 191 North Wacker Dr, Suite 1685 Chicago, IL 60606	5,175,934	5.2%
Dawn G. Lepore (5)(6)	5,785,714	5.8%
Richard W. Bennet III (5)(7)	90,000	*
Geoffrey R Entress (5)(8)	100,000	*
Jeffrey M. Killeen (5)(9)	95,714	*
William D. Savoy (5)(10)	242,500	*
Gregory S. Stanger (5)(11)	142,500	*
Yukio Morikubo (5)(12)	357,857	*
Robert P. Potter (5)(13)	335,285	*
Tracy L. Wright (5)(14)	354,808	*
All directors and executive officers as a group (9 persons) (15)	6,814,285	6.8%

*	Less than 1%

(1)	Percentage ownership is calculated based on 99,531,469 shares of drugstore.com common stock outstanding on February 11, 2009, plus the applicable number of shares of common stock subject to options or warrants held by that person or entity that are currently exercisable or will become exercisable within 60 days after February 11, 2009.
(2)	Represents shares held by Amazon.com NV Investment Holdings, Inc., a wholly owned subsidiary of Amazon.com, Inc.
(3)	Represents 10,130,403 shares held by Kleiner Perkins Caufield & Byers VIII, L.P. (“KPCB VIII”), 586,804 shares held by KPCB VIII Founders Fund, L.P. (“KPCB VIII FF”) and 351,538 shares held by KPCB Life Sciences Zaibatsu Fund II, L.P. (“KPCB ZF II”). KPCB VIII and KPCB VIII FF are wholly controlled by KPCB VIII Associates, L.P. KPCB ZF II is wholly controlled by KPCB VII Associates, L.P.
(4)	Represents (per Schedule 13G/A filed on February 15, 2008) an aggregate 5,346,913 shares held by Anegada Master Fund Limited (“Anegada”) and Tonga Partners, L.P. (“Tonga” and collectively with Anegada, the “Funds”). Cannell Capital LLC acts as the investment adviser to Anegada, and is the general partner of and investment adviser to Tonga. Mr. Cannell is the sole managing member of Cannell Capital LLC. As a result Mr. Cannell possesses the sole power to vote and to direct the disposition of the securities held by the Funds. Thus, Mr. Cannell is deemed to beneficially own 5,346,913 Shares.
(5)	The address of all directors and officers of drugstore.com who do not beneficially own 5% or more of our common stock (and whose affiliates do not beneficially own 5% or more of our common stock) is 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004. The address for directors affiliated with an entity that beneficially owns 5% or more of our common stock is the same as the address of the affiliated entity.
(6)	Represents 4,485,714 shares subject to options exercisable within 60 days of February 11, 2009.
(7)	Represents 90,000 shares subject to options exercisable within 60 days of February 11, 2009.
(8)	Includes 90,000 shares subject to options exercisable within 60 days of February 11, 2009.
(9)	Represents 95,714 shares subject to options exercisable within 60 days of February 11, 2009.
(10)	Includes 142,500 shares subject to options exercisable within 60 days of February 11, 2009.
(11)	Represents 142,500 shares subject to options exercisable within 60 days of February 11, 2009.
(12)	Represents 212,857 shares subject to options exercisable within 60 days of February 11, 2009.
(13)	Includes 215,285 shares subject to options exercisable within 60 days of February 11, 2009.
(14)	Represents 229,999 shares subject to options exercisable within 60 days of February 11, 2009.
(15)	Includes 5,704,569 shares subject to options exercisable within 60 days of February 11, 2009.

OTHER MATTERS

At the time of mailing this proxy statement, the board of directors knows of no matters that are likely to be brought before the Special Meeting other than the matters set forth in the Notice of Special Meeting of Stockholders. If other matters not now known or determined properly come before the Special Meeting, however, the persons named as proxies in the enclosed proxy card or their substitutes will vote such proxy in accordance with the recommendations of the board of directors.

Appendix A

DRUGSTORE.COM, INC.

2008 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide incentives to individuals who perform services to the Company, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares as the Administrator may determine.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares as the Administrator may determine.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(f), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in the ownership of the Company, change in the effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A of the Code and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time (“Section 409A”).

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Drugstore.com, Inc., a Delaware corporation, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to sell any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(r) “Fair Market Value” means, as of any date, the value of the Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system. If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock will be determined as the Administrator may determine in good faith.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means a stock option granted pursuant to Section 6 of the Plan.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Participant” means the holder of an outstanding Award.

(z) “Performance Goals” will have the meaning set forth in Section 11 of the Plan.

(aa) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(bb) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(cc) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(dd) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ee) “Plan” means this 2008 Equity Incentive Plan.

(ff) “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(gg) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(hh) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii) “Section 16(b)” means Section 16(b) of the Exchange Act.

(jj) “Service Provider” means an Employee, Director, or Consultant.

(kk) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(ll) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

(mm) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is eight million (8,000,000) Shares plus (i) any Shares subject to stock options or similar awards granted under the 1998 Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 1998 Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to clause (i) equal to fifteen million (15,000,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Full Value Awards. Any Shares subject to Awards granted with an exercise price less than the Fair Market Value on the date of grant of such Awards will be counted against the numerical limits of this Section 3 as three (3) Shares for every one (1) Share subject thereto. Further, if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), three (3) times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the withholding tax related to an Award or to pay for the exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing provisions of this Section 3(c), subject to adjustment provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(c).

(d) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;

(iv) to determine the terms and conditions of any, and , but only with the prior approval of the Company’s stockholders, to institute an Exchange Program;

(v) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vi) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(vii) to modify or amend each Award (subject to Section 19(c) of the Plan). Notwithstanding the previous sentence, the Administrator may not, without the approval of the Company’s stockholders: (A) modify or amend an Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right after it has been granted (except for adjustments made pursuant to Section 14), or (B) cancel any outstanding Option or Stock Appreciation Right and immediately replace it with a new Option or Stock Appreciation Right with a lower exercise price;

(viii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(ix) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

(x) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations, and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations.

(i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Option or Stock Appreciation Rights covering more than, in the aggregate, five million (5,000,000) Shares.

(b) Term of Option. The Administrator will determine the term of each Option in its sole discretion; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(c), Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). Such consideration may consist of, without limitation, (1) cash, (2) check, (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company, (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (7) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specifies from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Other Termination. A Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the 10th day after the last date on which such exercise would result in such liability under Section 16(b), but in no event later than the original full term of the Option. Finally, a Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option, or (B) the expiration of a period of three (3) months after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Options or Stock Appreciation Rights covering more than, in the aggregate, five million (5,000,000) Shares.

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof, as specified in the Award Agreement.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, during any Fiscal Year no Participant will be granted more than an aggregate of two million (2,000,000) Shares of Restricted Stock, Restricted Stock Units and Performance Shares. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(d), may be left to the discretion of the Administrator. Notwithstanding anything to the contrary in this subsection (a), during any Fiscal Year no Participant will be granted more than an aggregate of two million (2,000,000) Shares of Restricted Stock, Restricted Stock Units and Performance Shares.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or status as a Service Provider), or any other basis determined by the Administrator in its discretion. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion will determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant provided that during any Fiscal Year, for Performance Units or Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (i) no Participant will receive Performance Units having an initial value greater than five million dollars ($5,000,000), and (ii) no Participant will be granted more than an aggregate of two million (2,000,000) Shares of Restricted Stock, Restricted Stock Units and Performance Shares.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or status as a Service Provider), or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof, all as specified in the Award Agreement.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11. Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including (a) earnings per share, (b) operating cash flow, (c) operating income, (d) profit (e) return on assets, (f) return on equity, (g) return on sales, (h) revenue, (i) stock Price, (j) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (k) gross margin, (l) operating expenses or operating expenses as a percentage of revenue, (m) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (n) return on capital, (o) return on assets or net assets, (p) return on investment, (q) operating margin, (r) market share, (s) contract awards or backlog, (t) overhead or other expense reduction, (u) objective customer indicators, (v) new product invention or innovation, (w) attainment of research and development milestones, and (x) total stockholder return. Any Performance Goals may be used to measure the performance of the Company as a whole or a Subsidiary or other business unit or segment of the Company and may be measured relative to a peer group or index. Any criteria used may be measured, as applicable (i) in absolute terms, (ii) against another company or companies, on a per-share basis, and/or (iii) on a pre-tax or post-tax basis (if applicable). The Performance Goals may differ from participant to participant and from Award to Award. In establishing the Performance Goals, the Administrator shall determine whether to determine such goals in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or to exclude any items otherwise includable under GAAP.

12. Leaves of Absence; Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months and one day following the commencement of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8, 9, and 10.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the “Successor Corporation”). The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the Successor Corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Restricted Stock Units, Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion (but in no event longer than the original full term), and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Share or Performance Unit, for each Share subject to such Award (or in the case of Performance Units, the number of implied shares determined by dividing the value of the Performance Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals or other performance criteria will not be considered assumed if the Company or its successor modifies any of such Performance Goals or other performance criteria without the Participant’s consent; provided, however, a modification to such Performance Goals or other performance criteria only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

15. Tax Withholding

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the minimum statutory federal, state or local income and employment tax withholding rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

16. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18. Term of Plan. Subject to Section 22 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 19 of the Plan.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

PROXY

drugstore.com, inc.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

This proxy is solicited on behalf of the board of directors of drugstore.com, inc.

The undersigned stockholder of drugstore.com, inc., a Delaware corporation, hereby appoints Yukio Morikubo and Amy Reischauer as proxies for the undersigned, with full power of substitution, to attend the Special Meeting of Stockholders of drugstore.com, inc., to be held on Thursday, March 5, 2009, at 10:00 a.m., Pacific Time, at the Company’s principal executive offices located at 411 l08th Ave NE, Suite 1400, Bellevue, Washington 98004, and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting, with the same effect as if the undersigned were present. The undersigned hereby revokes any proxy previously given with respect to such shares.

Shares represented by this proxy will be voted as directed by the stockholder. If no instructions are provided, the proxies will vote the shares represented by this proxy FOR the proposal.

The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and the accompanying Proxy Statement.

FOLD AND DETACH HERE

Address Change/Comments

(Mark the corresponding box on the reverse side)

You can now access your drugstore.com, inc. account online.

Access your drugstore.com, inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for drugstore.com, inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View payment history for dividends

• View certificate history • Make address changes

• View book-entry information • Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-522-6645

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

44181

(Continued and to be marked, dated and signed, on the other side)

X

Please mark your votes as indicated in this example

FOR AGAINST ABSTAIN

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked,

signed and returned your proxy card.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the special meeting day.

If you vote your proxy by Internet or by telephone, you

do NOT need to mail back your proxy card.

OR

INTERNET

http://www.proxyvoting.com/dscm

Use the Internet to vote your proxy.

Have your proxy card in hand when you

access the web site.

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote

your proxy. Have your proxy card in

hand when you call.

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

drugstore.com, inc.

Mark Here for Address

Change or Comments

SEE REVERSE

1. Approval of the drugstore.com, inc. 2008 Equity Incentive Plan

44181

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

THE SHARES REPRESENTED BY THIS PROXYWILL BE VOTED INACCORDANCEWITH THE INSTRUCTIONS GIVEN ON THIS PROXY. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXYWILL BE VOTED FOR THE FOLLOWING PROPOSALS AND OTHERWISE IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES AT THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY WILL BE VOTEDAS DIRECTED OR, IF NO DIRECTION IS GIVEN, “FOR” THE PROPOSALS AT THE MEETING ORANYADJOURNMENT OR POSTPONEMENT THEREOF.